Exhibit 99.1

[GRAPHIC OMITTED]


                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                                   CONTACT: Alison Griffin
August 15, 2005                                                  (804) 217-5897

                       DYNEX CAPITAL, INC. REPORTS RESULTS
                             FOR THE SECOND QUARTER


     Dynex Capital, Inc. (NYSE: DX) announced today its financial results for the second quarter of 2005. Highlights contained in this release include:

     o Net income was $9.6 million, or $0.54 per common share on a fully-diluted basis;

     o Net income includes gains on sales of investments of $9.6 million, and impairment charges on assets of $1.8 million;

     o Sales of investments, net of reserves and unamortized discounts and premiums, totaled $369 million during the quarter, with approximately $364 million of associated securitization financing being removed from the Company's balance sheet;

     o Continued growth in available liquidity as measured by cash and investments in liquid securities, which improved to $63 million at the end of the second quarter of 2005, with an additional $18 million expected in the third quarter from the reissuance of securitization financing bonds redeemed during the quarter; and

     o Common equity book value was $96.6 million, or $7.94 per common share at June 30, 2005, versus $88.6 million, or $7.28 per common share at March 31, 2005.

     The Company has scheduled a conference call for Tuesday, August 16, 2005, at 11:00 a.m. Eastern Time to discuss second quarter results. Investors may participate by calling (800) 701-7176.

     Commenting on the second quarter results, Thomas B. Akin, Chairman of the Board of Directors stated, "We continued our progress toward strengthening and simplifying our balance sheet, as we successfully shed $369 million in non-core assets at a substantial gain during the quarter, generating net proceeds of $12.4 million in the process. Total shareholders' equity is now approximately $153 million, and book value per common share at the end of the second quarter was $7.94. We took advantage of favorable market conditions to sell assets that do not fit the long-term investment profile for the Company. We have now substantially completed sales of assets in our investment portfolio that we do not view as integral to our long-term investment strategy. At the end of the second quarter, our capital was largely invested in cash and liquid securities, securitized commercial mortgage loans and securitized single-family loans."

     Mr. Akin continued, "As spreads in fixed-income products remain tight, and with the flatter yield curve environment, we believe it is prudent to remain on the sidelines for deploying capital beyond very short-maturity instruments. We believe this strategy is appropriate in today's environment, as the returns available in our view do not justify the risks involved, and we will not add excessive leverage in this environment in an effort to manufacture higher returns on our capital. However, we do remain actively engaged in evaluating reinvestment opportunities, including those that would be considered outside the traditional mortgage REIT investment model. Our book value has improved to $7.94 per common share and we have significant resources available to be deployed."

     Mr. Akin concluded, "From an interest-rate risk point of view, our balance sheet is largely match-funded, and rising interest rates today should have only a marginal effect on current portfolio performance, while potentially providing opportunities for favorable reinvestment. The predominant risk to our capital is credit risk as a result of our ownership of commercial loans, which, despite several loans in default, overall continue to perform reasonably well. For the near-term, our focus will remain on managing our existing investment assets, including their credit performance, and further positioning the Company for future reinvestment opportunities as discussed above. Our objective will be to continue to seek only those investments that will generate superior risk-adjusted returns, with the long-term objective of capital preservation and earnings stability in a variety of interest rate and credit cycles."

     Below is a discussion of the quarterly results and certain items on the Company's balance sheet at June 30, 2005.

Second Quarter Results
----------------------

     For the quarter ended June 30, 2005, the Company reported net income of $9.6 million compared to a net loss of $13.0 million for the same period in 2004. After consideration of the preferred stock dividend, the Company reported net income to common shareholders of $8.3 million or $0.54 per diluted common share for the quarter ended June 30, 2005, compared to a net loss of $10.9 million or $0.95 per common share for the same period in 2004. Results in the second quarter of 2004 include a preferred stock benefit from a tender offer completed during that quarter.

     Excluding gains from sales of investments, impairment charges, and other income, the Company had net income of $670 thousand for the second quarter of 2005 compared to a net loss of $5.4 million for the second quarter of 2004. The Company's expected results for the third quarter will likely range from a slight loss to modest net income, barring any unusual events, which will continue for the foreseeable future until the Company begins to redeploy capital in higher-yielding assets.

     The Company reported net interest income on its investment portfolio of $2.7 million during the quarter, versus $4.5 million in the first quarter 2005 and $5.5 million in the second quarter 2004. Net interest income declined as a result of the sales of investments and increased amortization expense of deferred costs relating to prepayments on commercial mortgage loans. Net interest income after provision for loan losses was $2.1 million for the second quarter versus $2.2 million for the first quarter 2005 and a negative $3.4 million for the second quarter in 2004. Provision for loan losses in the second quarter 2005 was $664 thousand versus $2.3 million in first quarter 2005 and $8.9 million in the second quarter 2004. First quarter 2005 provisions include amounts to increase reserves for impaired commercial loans, and second quarter 2004 provisions include amounts for manufactured housing loans which have subsequently been sold.

     Gain on sale of investments in the second quarter 2005 reflects the sale of approximately $367 million in manufactured housing loan and single-family loan investments. Gain on sale of investments also includes approximately $1.4 million from the sale of four delinquent commercial mezzanine loans. Impairment charges for the second quarter were $1.8 million versus $7.7 million for the same period in 2004. Impairment charges for the second quarter consist principally of impairments on the Company's investment in delinquent property tax receivables, while impairment charges for the same period in 2004 are primarily comprised of charges for a debt-security backed principally by manufactured housing loans. At June 30, 2005, the Company's remaining investment in tax liens totals $5.2 million, and the Company collected $707 thousand on these receivables during the second quarter.

     General and administrative expenses were $1.4 million in the second quarter 2005 compared to $2.0 million in the second quarter 2004. The decline in general and administrative expenses from the second quarter 2004 was primarily due to a reduction in compensation expense due to reduced staffing, and litigation expenses in 2005. Overall, during the second quarter, general and administrative costs excluding costs related to the tax lien servicing operations, litigation costs, and Sarbanes-Oxley consulting costs was $864 thousand, or 2.3% of shareholders' equity on an annualized basis.

Balance Sheet
-------------

     Total assets at June 30, 2005, were $931 million versus $1,401 million at December 31, 2004. Investments declined to $901 million versus $1,343 million at December 31, 2004, principally as a result of the sale of $369 million in investments during the second quarter. Non-recourse securitization financing decreased by $618 million to $559 million from $1,177 million at June 30, 2005 and December 31, 2004, respectively. The decrease is mainly from the derecognition of $364 million of debt associated with the sale of the underlying collateral, and the redemption at par of $196 million of non-recourse securitization financing bonds. The redemption was completed with a combination of recourse debt and cash, resulting in the net increase of recourse securitization financing of $166 million at June 30, 2005. The Company expects to reissue substantially all of the redeemed bonds during the third quarter, resulting in the repayment of the $166 million in recourse securitization financing and the release of $18 million of cash invested in these redeemed bonds.

     At June 30, 2005, the Company's investment portfolio consisted of $198 million in single-family mortgage loans and securities, the majority of which are floating rate and financed with floating rate liabilities, and $617 million in fixed-rate commercial mortgage loans. The Company had short-term investments included in securities of $35 million, and cash and cash equivalents of $24 million. In addition, the Company had approximately $4 million invested in `AAA'-rated single-family residential mortgage backed securities, net of the related repurchase agreement financing. Average interest earning assets declined during the quarter, in large part due to the sale of investments. Proceeds were generally reinvested in lower yielding short-term investments. Except for its investment in tax liens, the Company has likely completed its asset sales for the foreseeable future.

     At June 30, 2005, approximately $6.5 million in single-family loans and approximately $36.9 million in commercial mortgage loans were sixty or more days delinquent. The Company expects only nominal losses on the delinquent single-family loans, and had reserves or other credit loss protection on the commercial mortgage loans of $19.2 million at June 30, 2005.

     Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

     Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan, " and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, defaults by borrowers, fluctuations in interest rates, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company's Annual Report on Form 10-K for the period ended December 31, 2004 and Quarterly Report on Form 10-Q for the period ended March 31, 2005, as filed with the Securities and Exchange Commission.

                                      # # #

                               DYNEX CAPITAL, INC.
                           Consolidated Balance Sheets
                          (Thousands except share data)
                                   (unaudited)


                                                June 30,             December 31,
                                                  2005                   2004
                                         --------------------      ------------------
ASSETS
Cash and cash equivalents                  $         23,789          $      52,522
Other assets                                          6,058                  4,964
                                         --------------------      ------------------
                                                     29,847                 57,486
Investments:
   Securitized finance receivables:
     Loans, net                                     800,914              1,036,123
     Debt securities                                  2,352                206,434
                                         --------------------      ------------------
                                                    803,266              1,242,557
   Securities                                        89,556                 87,706
   Other investments                                  5,157                  7,596
   Other loans                                        3,442                  5,589
                                         --------------------      ------------------
                                                    901,421              1,343,448
                                         --------------------      ------------------
                                           $        931,268          $   1,400,934
                                         ====================      ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing:
   Non-recourse debt                       $        559,070         $    1,177,280
   Recourse debt                                    165,743                      -
                                         --------------------      ------------------
                                                    724,813              1,177,280
Repurchase agreements                                47,191                 70,468
Other liabilities                                     6,399                  4,420
                                         --------------------      ------------------
                                                    778,403              1,252,168
                                         --------------------      ------------------

SHAREHOLDERS' EQUITY:
Preferred stock                                      55,666                 55,666
Common stock                                            122                    122
Additional paid-in capital                          366,903                366,896
Accumulated other comprehensive income                   54                  3,817
Accumulated deficit                                (269,880)              (277,735)
                                         --------------------      ------------------
                                                    152,865                148,766
                                         --------------------      ------------------
                                           $        931,268         $    1,400,934
                                         ====================      ==================
Book value per common share                $        7.94            $      7.60
                                         ====================      ==================

                               DYNEX CAPITAL, INC.
                      Consolidated Statements of Operations
                          (Thousands except share data)
                                   (unaudited)


                                                            Three Months Ended                   Six Months Ended
                                                                 June 30,                            June 30,
                                                     ----------------------------------  ----------------------------------
                                                          2005              2004              2005              2004
                                                     ----------------  ----------------  ----------------  ----------------


Interest income                                        $     18,533      $     33,217      $     42,586      $     66,848
Interest and related expense                                (15,801)          (27,698)          (35,397)          (54,894)
                                                     ----------------  ----------------  ----------------  ----------------
Net interest income                                           2,732             5,519             7,189            11,954

Provision for loan losses                                      (664)           (8,947)           (2,925)          (16,147)
                                                     ----------------  ----------------  ----------------  ----------------

Net interest income (loss) after provision for loan
   losses                                                     2,068            (3,428)            4,264            (4,193)

Gain on sale of investments, net                              9,552                20             9,850                 4
Impairment charges                                           (1,786)           (7,746)           (2,052)           (9,407)
Other income (expense)                                        1,158               216             1,357              (261)
General and administrative expenses                          (1,398)           (2,015)           (2,890)           (4,483)
                                                     ----------------  ----------------  ----------------  ----------------

Net income (loss)                                             9,594           (12,953)           10,529           (18,340)
Preferred stock (charge) benefit                             (1,337)            2,045            (2,674)              854
                                                     ----------------  ----------------  ----------------  ----------------

Net income (loss) to common shareholders               $      8,257      $    (10,908)     $      7,855      $    (17,486)
                                                     ================  ================  ================  ================

Change in net unrealized gain/(loss) during the
  period on:
    Investments classified as available-for-sale               (465)            3,056            (4,348)            3,315
    Hedge instruments                                           201             1,924               584             2,005
                                                     ----------------  ----------------  ----------------  ----------------
Comprehensive income (loss)                            $      9,330      $     (7,973)     $      6,765      $    (13,020)
                                                     ================  ================  ================  ================


Net income (loss) per common share
     Basic                                             $      0.68       $     (0.95)      $      0.65       $     (1.59)
                                                     ================  ================  ================  ================
     Diluted                                           $      0.54       $     (0.95)      $      0.59       $     (1.59)
                                                     ================  ================  ================  ================


Weighted average number of common shares outstanding:
     Basic                                               12,163,061        11,468,635        12,162,728        10,972,844
                                                     ================  ================  ================  ================

     Diluted                                             17,791,798        11,468,635        17,791,594        10,972,844
                                                     ================  ================  ================  ================